UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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GUIDEWIRE SOFTWARE, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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__________________________________________________________________________________________________________________________________________________________________________
GUIDEWIRE SOFTWARE, INC.
1001 E. Hillsdale Blvd., Suite 800
Foster City, CA 94404
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held December 5, 2013
To our stockholders:
You are cordially invited to attend the 2013 annual meeting of stockholders of Guidewire Software, Inc. to be held on Thursday, December 5, 2013, at 1:30 p.m. Pacific Time at the Courtyard by Marriott, 550 Shell Boulevard, Foster City, California 94404.
We are holding the meeting for the following purposes:

1.To elect two Class II directors;
2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2014; and
3.To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on October 18, 2013, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Foster City, California for the ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report on Form 10-K are first being mailed to stockholders and posted on our website on or about October 30, 2013.
Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.
Thank you for your ongoing support of Guidewire Software. We look forward to seeing you at our annual meeting.

Sincerely,

MARCUS S. RYU
President and Chief Executive Officer
Foster City, California
October 30, 2013

__________________________________________________________________________________________________________________________________________________________________________
YOUR VOTE IS IMPORTANT
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

__________________________________________________________________________________________________________________________________________________________________________

GUIDEWIRE SOFTWARE, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

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PROXY STATEMENT
2013 ANNUAL MEETING OF STOCKHOLDERS
GUIDEWIRE SOFTWARE, INC.
GENERAL INFORMATION
Our board of directors is soliciting proxies for our 2013 annual meeting of stockholders to be held on Thursday, December 5, 2013 at 1:30 p.m. local time at the Courtyard by Marriott, 550 Shell Boulevard, Foster City, California 94404.
The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2013 Annual Report on Form 10-K, are first being distributed to stockholders and made available on our website at www.guidewire.com under the headings “About Guidewire/Investor Relations” on or about October 30, 2013. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Unless the context requires otherwise, the words “Guidewire,” “we,” “the Company,” “us,” and “our” refer to Guidewire Software, Inc.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING YOUR SHARES
WHAT IS INCLUDED IN THESE MATERIALS AND POSTED ON OUR WEBSITE?
These materials include:
•Our proxy statement for the annual meeting including the proxy card; and
•Our 2013 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended July 31, 2013.

WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?
There are two items that will be voted on at the annual meeting:
1.The election of two Class II directors; and
2.The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2014.

WHAT ARE OUR BOARD OF DIRECTORS' VOTING RECOMMENDATIONS?
Our board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors and “FOR” the ratification of the appointment of KPMG LLP.
WHAT IS A PROXY?
Our board of directors is soliciting your vote at our 2013 annual meeting of stockholders. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Marcus S. Ryu, Karen Blasing and Winston King have been designated as proxies for our 2013 annual meeting of stockholders.
WHO CAN VOTE AT THE MEETING?
The record date for our 2013 annual meeting of stockholders is October 18, 2013. The record date was established by our board of directors. Stockholders of record at the close of business on the record date are entitled to:
•Receive notice of the meeting; and
•Vote at the meeting and any adjournments or postponements of the meeting.

On the record date, 58,651,158 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.
IS MY VOTE CONFIDENTIAL?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?
Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the annual meeting.
WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?
By Written Proxy: Stockholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card. Beneficial owners must follow the directions provided by their broker, bank or other nominee in order to direct such broker, bank or nominee as to how to vote their shares.
By Telephone and Internet Proxy: Stockholders of record can vote their shares by telephone or via the Internet. Beneficial owners may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.
In Person: All stockholders of record may vote in person at the meeting. Beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?
A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum.

Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•Are present and vote in person at the meeting; or
•Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.
If there are not enough shares present both in person and by timely and properly submitted proxy cards to constitute a quorum, the annual meeting may be adjourned until such time as a sufficient number of shares are present.
HOW ARE ABSTENTIONS COUNTED?
Stockholders may choose to abstain or refrain from voting their shares on one or more issues presented for a vote at the annual meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present.
WHAT IF A STOCKHOLDER DOES NOT PROVIDE A PROXY OR, IF A PROXY IS RETURNED, IT DOES NOT SPECIFY A CHOICE FOR ONE OR MORE ISSUES?
Stockholders should specify their choice for each issue to be voted upon at the annual meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at that annual meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:
Stockholders of Record. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our annual meeting and your shares will not be counted for purposes of determining whether a quorum exists for the annual meeting. If you do return a signed proxy but you fail to specify how your shares should be voted on one or more issues to be voted upon at the annual meeting, then to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees; and (ii) FOR Proposal Two ratifying the selection of KPMG LLP as our independent auditors.
Beneficial Owners. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our annual meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals.
The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the meeting will be deemed present at our annual meeting for purposes of determining whether the necessary quorum exists to proceed with the annual meeting, but will not be considered entitled to vote on the non-routine proposals.
We believe that under applicable rules Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm, approving the selection of KPMG LLP as our independent auditors, is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.
However, we believe that Proposal One: Election of Directors is considered a non-routine matter under applicable rules. Accordingly, brokers or other nominees cannot vote on this proposal without instructions from beneficial owners.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal One - Election of directors
Each director must be elected by a plurality of the votes cast; meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal Two - Ratification of appointment of independent registered public accounting firm
To be approved by our stockholders, a majority of the shares represented and entitled to vote at the annual meeting must vote “FOR” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

HOW DO I CHANGE OR REVOKE MY PROXY?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.
HOW CAN STOCKHOLDERS SUBMIT A PROPOSAL FOR INCLUSION IN OUR PROXY STATEMENT FOR THE 2014 ANNUAL MEETING?
To be included in our proxy statement for the 2014 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than July 2, 2014, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released this proxy statement to stockholders in connection with this year's annual meeting.
HOW CAN STOCKHOLDERS SUBMIT PROPOSALS TO BE RAISED AT THE 2014 ANNUAL MEETING THAT WILL NOT BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2014 ANNUAL MEETING?
To be raised at the 2014 annual meeting, stockholder proposals must comply with our bylaws. Under our bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors to our board that the stockholder wishes to raise at our annual meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the date on which we first mailed our proxy statement in connection with this year's annual meeting. Since our proxy statement was mailed on October 30, 2013, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than July 2, 2014 and no later than August 1, 2014, in order to be raised at our 2014 annual meeting.

WHAT IF THE DATE OF THE 2014 ANNUAL MEETING CHANGES BY MORE THAN 30 DAYS FROM THE ANNIVERSARY OF THIS YEAR'S ANNUAL MEETING?
Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2014 annual meeting changes by more than 30 days from the anniversary of this year's annual meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.
Under our bylaws, if the date of the 2014 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year's annual meeting, stockholder proposals to be brought before the 2014 annual meeting must be received not earlier than the close of business on the 120th day prior to such annual meeting nor later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public disclosure of the date of the meeting was made.
DOES A STOCKHOLDER PROPOSAL REQUIRE SPECIFIC INFORMATION?
With respect to a stockholder's nomination of a candidate for our board of directors, the stockholder notice to the Secretary must contain certain information as set forth in our bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current bylaws may be found on our corporate website at www.guidewire.com under the headings “About Guidewire/Investor Relations.”
WHAT HAPPENS IF WE RECEIVE A STOCKHOLDER PROPOSAL THAT IS NOT IN COMPLIANCE WITH THE TIME FRAMES DESCRIBED ABOVE?
If we receive notice of a matter to come before the 2014 annual meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders' discretionary authority to vote on such matter.
WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?
Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Marcus S. Ryu, Karen Blasing and Winston King, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.
WHO BEARS THE COST OF THIS SOLICITATION?
We pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS WAS DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?
In some cases, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the accompanying 2013 Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the document was delivered. To request separate delivery of these materials now or in the future, you may submit a written request to our Secretary at Guidewire Software, Inc., 1001 E. Hillsdale Blvd., Suite 800, Foster City, CA 94404 or a verbal request by telephone to Investor Relations at (650) 357-5282. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the 2013 Annual Report on Form 10-K and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.
WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting, which will be available on our website.

PROPOSAL ONE:
ELECTION OF DIRECTORS
In voting on the election of our director nominees, stockholders may:
•Vote in favor of all nominees;
•Vote in favor of specific nominees; or
•Withhold votes as to specific nominees.

Assuming a quorum is present; directors will be elected by a plurality of the votes cast.
Our bylaws provide that the number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the board of directors or by the stockholders at an annual meeting of the stockholders. The board of directors is currently comprised of nine directors, though our board of directors has determined that Neal Dempsey and Steven M. Krausz will not stand for re-election at this annual meeting. At the time of our 2013 annual meeting, our board of directors will be comprised of seven directors. Our certificate of incorporation provides that the board of directors shall be divided into three classes, each consisting of as nearly one-third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class II (2013)	Class III (2014)	Class I (2015)
John Cavoores Guy Dubois	Craig Conway Clifton Thomas Weatherford	Kenneth W. Branson Craig Ramsey Marcus S. Ryu
Based on the recommendation of the nominating and corporate governance committee (the “NCG committee”), the board of directors has nominated John Cavoores and Guy Dubois for election as Class II directors, each to serve a three-year term that expires at the annual meeting of stockholders in 2016 and until their successors are duly elected and qualified. Mr. Dubois is currently serving as a Class II director and Mr. Cavoores is being moved from a Class III director to a Class II director in connection with this annual meeting. Each of Messrs. Cavoores and Dubois has consented to serve for a new term.
Directors listed in Class III and Class I above are not being elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.
Vote Required
The Class II directors being voted on this year are elected by a plurality of the votes actually cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote.
It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the board of directors unless such authority is withheld, either by affirmative vote of the stockholders or deemed withheld by the failure of stockholders to submit their votes. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees
The name and age as of September 30, 2013 of each nominee for director, his position with us, the year in which he first became a director, and certain biographical information as of September 30, 2013 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
John Cavoores	56	Director	2012
Guy Dubois	58	Director	2012
John Cavoores has served on our board of directors since 2012. Mr. Cavoores has been a director of Aspen Insurance Holdings Ltd. since October 2006. From October 2010 to January 2012, he was also the company’s Co-CEO with executive oversight of Aspen U.S. operations. From September 2006 until March 2010, Mr. Cavoores was an advisor to Blackstone. During 2006 he was a Managing Director of Century Capital, a Boston-based private equity firm. From 2003 to 2005, he served as President and CEO of OneBeacon Insurance Company, a subsidiary of the White Mountains Insurance Group. Mr. Cavoores served as President of National Union Insurance Company, a subsidiary of AIG Inc., and spent 19 years at Chubb Insurance Company in various positions including Chief Underwriting Officer, Chairman of Chubb Europe and EVP and Managing Director of all non-U.S. operations. Mr. Cavoores served as a director of Cyrus Reinsurance Holdings from 2007 to 2009 and is currently a director of Alliant Insurance Holdings.
Our board of directors believes that Mr. Cavoores is qualified to serve as a director based on his prior executive leadership roles and broad industry expertise.
Guy Dubois has served on our board of directors since 2012. Since 2013, Mr. Dubois has been a Senior Advisor at Silver Lake, a leading private equity technology investor, and Chairman of NewVoiceMedia, a privately held UK firm specializing in cloud contact center technology. From July 2011 to July 2012, he held the position of CEO at banking software provider, TEMENOS. From 2009 to 2011, Mr. Dubois served as president and CEO of MACH Group, a hub-based mobile communications exchange solutions provider. From 2007 to 2008, Mr. Dubois was the EVP and president of the global products division of Amdocs. From 2005 to 2007, he was president and CEO of Cramer Systems. Between 2001 and 2005, he was EVP at PeopleSoft, where he led strategy and business development outside North America. Previously, Mr. Dubois held senior positions with Vantive, Sybase and Digital Equipment Corporation. Mr. Dubois holds an Engineering Diploma and is a graduate of Lille Graduate School of Business Management in France.
Our board of directors believes that Mr. Dubois is qualified to serve as a director based on his prior service as an executive leader of three technology companies, service on public and private company boards and knowledge of the industry.
Information Concerning Directors Continuing in Office
Craig Conway has served as our Executive Chairman of the Board of Directors since 2010. From 1999 to 2004, Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems, Inc., a virtual distance learning provider, and TGV Software, Inc., a web applications developer. Mr. Conway currently serves as a director of salesforce.com, inc. During the past five years, Mr. Conway has served as a director of Pegasystems Inc., Advanced Micro Devices, Inc., and Unisys Corporation. Mr. Conway holds a B.S. in Computer Science and Mathematics from the State University of New York at Brockport.
Our board of directors believes that Mr. Conway is qualified to serve as a director based on his extensive and broad background in business management, including his experience as president and chief executive officer of three technology companies, as well as his service on the boards of other publicly held companies.
Clifton Thomas Weatherford has served on our board of directors since 2007. Since 2003, Mr. Weatherford has served as a board member and financial consultant to several companies. From 1997 until 2003, he was Executive Vice President and Chief Financial Officer of Business Objects S.A., a provider of business intelligence software. Mr. Weatherford currently serves on the board of directors and is the chair of the audit committee of each of Mellanox Technologies, Ltd., and Spansion, Inc., and has served as a member of the SEC Advisory Committee on Accounting Standards. Within the past five years, Mr. Weatherford has also served on the board of directors of Advanced Analogic Technologies, Inc., InfoGroup, Inc., SMART Modular Technologies, Inc. and Tesco Corporation. Mr. Weatherford holds a B.B.A. from the University of Houston.
Our board of directors believes that Mr. Weatherford is qualified to serve as a director based on his service on other public company boards and audit committees, broad industry expertise, extensive financial leadership experience and insight into SEC reporting and compliance.
Kenneth W. Branson co-founded Guidewire and has served as our Director of Product Strategy and on our board of directors since 2010. Prior to that, from 2008 until 2010, Mr. Branson served as our Functional Architect, from 2003 to 2008, as our Vice President of Product Development and, from 2001 to 2003, as our Director of Product Management. Mr. Branson also served as our Treasurer from 2001 until 2009. Mr. Branson holds a B.S. in Electrical Engineering from Princeton University and an M.B.A. from the Stanford Graduate School of Business.
Our board of directors believes that Mr. Branson is qualified to serve as a director based on his experience as a co-founder of Guidewire and his responsibility for directing its product strategy, which affords him a unique understanding of Guidewire's customers, products and plans.
Craig Ramsey has served on our board of directors since 2005. From 2003 to 2004, Mr. Ramsey served as Chief Executive Officer of Solidus Networks. From 1995 until 2000, Mr. Ramsey served as Senior Vice President of Worldwide Sales at Siebel Systems, Inc., a provider of eBusiness applications. Prior to that, Mr. Ramsey held various positions with nCube Corporation, Oracle Corporation, Amdahl Corporation and IBM. Mr. Ramsey currently serves as a member of the board of directors of salesforce.com, inc. He also currently serves as a director of the Glide Memorial Foundation. Mr. Ramsey received a B.A. in Economics and Communications from Denison University.
Our board of directors believes that Mr. Ramsey is qualified to serve as a director based on his prior executive leadership roles, sales and marketing experience, and service on public and private company boards.

Marcus S. Ryu co-founded Guidewire and has served as our President and Chief Executive Officer since 2010 and as a member of our board of directors since 2001. Prior to that, he served as our Vice President of Products from 2008 to 2010 and our Vice President of Strategy from 2001 to 2008. Prior to founding Guidewire, from 2000 to 2001, Mr. Ryu was Vice President of Strategy at Ariba, Inc., a software-as-a-service provider of collaborative business commerce solutions for buying and selling goods and services. Mr. Ryu also worked as an Associate and Engagement Manager at McKinsey & Company from 1998 until 2000. Mr. Ryu holds an A.B. from Princeton University and a B.Phil. from New College, Oxford University.
Our board of directors believes that Mr. Ryu is qualified to serve as a director based on his experience as co-founder, President and Chief Executive Officer of Guidewire and his extensive service across a broad spectrum of Guidewire functions, including strategy, business development, operations, engineering and marketing.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On the recommendation of our audit committee, our board of directors has appointed KPMG LLP (“KPMG”), independent public accountants, to audit our financial statements for the fiscal year ending July 31, 2014. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from KPMG will be in attendance at the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire. If the stockholders do not ratify the appointment of KPMG, the audit committee of the board of directors will reconsider the appointment.
In the vote on the ratification of the selection of KPMG as our independent auditors, stockholders may:
•Vote in favor of ratification;
•Vote against ratification; or
•Abstain from voting on ratification.
Assuming a quorum is present, the selection of KPMG as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the meeting is obtained. In the event that the stockholders do not ratify the selection of KPMG, the appointment of the independent auditors will be reconsidered by the audit committee of the board of directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2014.
Auditor Information
The types of services and aggregate fees billed or expected to be billed by KPMG with respect to our 2013 and 2012 fiscal years are as follows:

	2013	2012
Description of Services
Audit Fees (1)	$1,264,731	$2,108,258
Audit-Related Fees	—	—
Tax Fees	—	—
Total	$1,264,731	$2,108,258

(1)
Relates to the audit of our annual financial statements, the review of the financial statements included in our quarterly reports, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering in 2012, our Form S-1 related to our follow-on public offering in 2012, and statutory audits required by non-U.S. jurisdictions.

The audit committee considered whether the provision of the foregoing services by KPMG was compatible with maintaining KPMG's independence and determined that they were compatible.
In accordance with its charter, the audit committee is required to pre-approve all audit and audit related services and permitted non-audit services, including the terms of all engagements, to be performed by our independent registered public accounting firm. As part of its review, the audit committee furthermore considers whether the non-audit services will or may potentially impact the independence of our independent registered public accounting firm. During fiscal years 2013 and 2012, all services performed by KPMG for our benefit were pre-approved by the audit committee in accordance with its charter and all applicable laws, rules and regulations.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent the Company specifically incorporates it by reference into such filing.
Role of the Audit Committee
The audit committee operates under a written charter adopted by the board of directors in connection with the Company's initial public offering, which provides that its functions include the oversight of the quality of the Company's financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation and oversight of the Company's independent registered public accounting firm including reviewing their independence, reviewing and approving the planned scope of the Company's annual audit; reviewing and pre-approving any non-audit services that may be performed by the Company's independent registered public accounting firm; reviewing with management and the Company's independent registered public accounting firm the adequacy of internal financial controls; and reviewing the Company's critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. The audit committee held eight meetings during fiscal year 2013.
The audit committee oversees the Company's financial reporting process on behalf of the board of directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and an independent audit of the Company's internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The audit committee's responsibility is to monitor and oversee this process.
Review of Audited Financial Statements for Fiscal Year Ended July 31, 2013
The audit committee reviewed and discussed the Company's audited financial statements for the fiscal year ended July 31, 2013 with management. The audit committee discussed with KPMG the matters required to be discussed under the PCAOB standards.
The audit committee received the written disclosures and the letter from KPMG required by PCAOB regarding KPMG's communications with the audit committee concerning independence (Communication with Audit Committees Concerning Independence) and the audit committee has discussed with KPMG its independence from the Company and its management.
The Company's management has established and the audit committee has reviewed and approved procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by the Company's employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.
Based on the audit committee's review and discussions with management and KPMG, the audit committee recommended to the board of directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2013 for filing with the SEC.
Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the audit committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG is in fact “independent.”
THE AUDIT COMMITTEE
Clifton Thomas Weatherford (Chair)
John Cavoores
Craig Conway
Steven M. Krausz

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our board of directors, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the board of directors selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.
Our board of directors and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of the New York Stock Exchange (“NYSE”).
Besides verifying the independence of the members of our board of directors and committees (which is discussed in the section titled “Independence of the Board of Directors” below), at the direction of our board of directors, we also:
•Intend to periodically review and make necessary changes to the charters for our audit, compensation and nominating and corporate governance committees;
•Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;
•Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and
•Have a code of business conduct and ethics that applies to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines. The NCG committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the board of directors concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•Director Independence - Independent directors must constitute at least a majority of our board of directors;
•Monitoring Board Effectiveness - The board of directors must conduct an annual self-evaluation of the board of directors and its committees;
•Executive Chairman of the Board - The roles and responsibilities of the Executive Chairman of the Board are generally described in our corporate governance guidelines, as described under the section titled, “Executive Chairman of the Board” below;
•Executive Sessions of Directors - The Executive Chairman of the Board regularly leads meetings among non-employee directors without management present;
•Board Access to Independent Advisors - Our board of directors as a whole, and each of its committees separately, have authority to retain independent consultants, counselors or advisors as each deems necessary or appropriate; and
•Board Committees - All members of the audit, compensation and NCG committees are independent in accordance with applicable NYSE criteria.
Copies of our corporate governance guidelines, code of business conduct and ethics and committee charters can be found on our Internet website at www.guidewire.com under “About Guidewire/Investor Relations/Corporate Governance.”

Meetings of the Board of Directors
Our board of directors held nine regular and special meetings in fiscal year 2013. During their respective terms of service, each director attended at least 75% of all meetings of the board of directors and the committees on which they served, which were held during fiscal year 2013. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to try to attend our annual meeting of stockholders, all meetings of the board of directors and all meetings of the committees on which they serve.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer (“CEO”), principal financial officer and principal accounting officer. During fiscal year 2013, no waivers were granted from any provision of the code of business conduct and ethics.
A copy of our code of business conduct and ethics is available on our Internet website at www.guidewire.com under “About Guidewire/Investor Relations/Corporate Governance” and may also be obtained without charge by contacting our Corporate Secretary at Guidewire Software, Inc., 1001 E. Hillsdale Blvd., Suite 800, Foster City, CA 94404. We intend to post any amendments to or waivers from our code of business conduct and ethics (to the extent applicable to our CEO, principal financial officer or principal accounting officer) on our website.
Stockholder Communications with the Board of Directors
Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o Guidewire Software, Inc., 1001 E. Hillsdale Blvd., Suite 800, Foster City, CA 94404. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our audit committee and handled in accordance with applicable procedures established by the audit committee.
Independence of the Board of Directors
Consistent with our corporate governance guidelines and NYSE rules, our board of directors has determined that, as of the date of this proxy statement, seven out of the nine members of our board of directors are “independent,” the two non-independent members being Marcus S. Ryu, our President and Chief Executive Officer, and Kenneth W. Branson, our Director of Product Strategy. In addition, all members of the audit, compensation and NCG committees satisfy such independence criteria.
Structure of the Board of Directors
The positions of Chief Executive Officer and Executive Chairman of the Board are separated. The board of directors believes that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Our Executive Chairman of the Board, Craig Conway, is independent.
Executive Chairman of the Board
The duties of the Executive Chairman of the Board include: (i) collaborating with the Chief Executive Officer on the Company's strategy, product road map, management organization, acquisitions and legal matters, (ii) reviewing meeting agendas of the board of directors in consultation with the Chief Executive Officer, (iii) presiding over meetings of the board of directors, (iv) approving meeting schedules to ensure that there is sufficient time for discussion of all items, (v) serving as a liaison between our Chief Executive Officer and our board of directors, and (vi) leading the board of directors' annual evaluation process of the Chief Executive Officer.
Executive Sessions
The board of directors regularly holds executive sessions without the presence of executive management. The sessions are scheduled and led by our Executive Chairman of the Board. Any director can request additional executive session(s) be scheduled.
Director Attendance at Annual Stockholder Meetings
Directors are encouraged, but not required, to attend our Annual Stockholder Meeting.
Board's Role in Risk Oversight
Our board of directors has overall responsibility for our risk oversight with a focus on the most significant risks. The board of director's risk oversight process builds upon management's risk assessment and mitigation processes. Our enterprise risk management program is overseen by our general counsel and chief financial officer. Individual risks are identified and prioritized based on their overall impact to the organization in the context of significance and likelihood. The most significant risks are then identified to the board of directors and each significant risk is individually evaluated, including a review of mitigating activities related to such risk and a discussion is undertaken between the board of directors and management. The management team communicates regularly with the board of directors, through the audit committee, regarding management's ongoing enterprise risk management assessments. The board of directors also receives committee reports from each of the standing committees of the board of directors periodically to assist it in overseeing the Company's enterprise risk management. The board of directors also considers and discusses with management the processes in place relating to enterprise risk management and any potential changes to be made to such processes going forward. Additional review or reporting of enterprise risks is conducted as needed or as requested by the board of directors or any of its committees.
Compensation Plans Risk Assessment
As part of its oversight function, our board of directors and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our board of directors has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.
Whistleblower Procedures
In accordance with the Sarbanes-Oxley Act, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report his or her concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the general counsel or, if such individual is uncomfortable reporting to the general counsel, to the attention of the chair of the audit committee. Individual employees may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system available on our Intranet website.
Committees of the Board of Directors
The board of directors uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full board of directors. Each committee reviews the progress and results of its meetings with the full board of directors and makes recommendations to the board of directors as and when appropriate. The board of directors presently has three standing committees: an audit committee, a compensation committee and an NCG committee. Each director who served on a committee attended at least 75% of all meetings of each such committee held during fiscal year 2013. Each of the three standing committees of the board of directors described below operates pursuant to a written committee charter that is available to stockholders on our Internet website at www.guidewire.com under “About Guidewire/Investor Relations/Corporate Governance.”
Audit Committee
The audit committee currently consists of:
Clifton Thomas Weatherford (Chair)
John Cavoores
Craig Conway
Steven M. Krausz
The audit committee met eight times in fiscal year 2013. Each of Messrs. Cavoores, Conway, Krausz and Weatherford: (1) is “independent” as defined by current NYSE listing standards and (2) meet the independence requirements of Rule 10A of the Exchange Act. Each of Messrs. Conway, Krausz, and

Weatherford qualify as a “financial expert” as defined by SEC rules. Pursuant to its charter, the audit committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of our independent auditors and other significant financial matters. In discharging its duties, the audit committee:
•Has the sole authority to appoint, compensate, retain, oversee and terminate the independent auditors;
•Reviews and approves the scope of the annual audit;
•Reviews and pre-approves the engagement of our independent auditors to perform audit and non-audit services and related fees;
•Reviews the integrity of our financial reporting process;
•Reviews our financial statements, disclosures and filings with the SEC;
•Reviews and approves an annual report of the audit committee for inclusion in this proxy statement;
•Reviews disclosures from our independent auditors regarding independence standards;
•Reviews and, if appropriate, approves, related-party transactions; and
•Annually reviews and assesses its performance and the adequacy of its charter.

Compensation Committee
The compensation committee currently consists of:
Neal Dempsey (Chair)
Craig Conway
Guy Dubois
Craig Ramsey
The compensation committee met four times in fiscal year 2013. The board of directors has determined that each of the members of the compensation committee is: (1) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, (2) an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and (3) “independent” as defined by current NYSE listing standards.
The compensation committee's specific responsibilities include the following:
•Oversight of our compensation and benefits policies generally;
•Evaluate the performance of our executives and review our management succession plans;
•Oversee and set compensation for our executive officers;
•Acting as administrator of our equity compensation plans;
•Review and approve an annual discussion and analysis on executive compensation for inclusion in this proxy statement;
•Review and approve any employment, severance and change of control agreements with our senior executives, as well as any other compensation arrangements; and
•Annually review and assess its performance and the adequacy of its charter.
Nominating and Corporate Governance Committee
The NCG committee currently consists of:
Craig Conway (Chair)
Steven M. Krausz
Clifton Thomas Weatherford
The NCG committee did not meet in fiscal year 2013; however, the committee did meet in September 2013. The board of directors has determined that each of the members of the NCG committee is “independent” as defined under current NYSE listing standards. Pursuant to its charter, the NCG committee is responsible for, among other things:
•Making recommendations to our board of directors regarding nominees to the board of directors proposed for election by our stockholders as well as individuals to be considered to fill any vacancies that may occur on the board of directors;
•Evaluating and recommending to our board of directors any revisions to our corporate governance guidelines;
•Establishing criteria for membership on the board of directors and its committees, including criteria as to director independence;
•Overseeing the process for evaluating the performance of our board of directors and its committees;
•Evaluating the current composition, organization and governance of our board of directors and its committees, determining future requirements and making recommendations to our board of directors for approval;
•Reviewing conflicts of interest policies; and
•Annually reviewing and evaluating its performance, including compliance with its charter.
Consideration of Director Nominees
Stockholder Nominees. Our bylaws permit stockholders to nominate directors for consideration at our annual stockholder meeting. For a description of this process, see “ Questions and Answers About the Annual Meeting, the Proxy Materials and Voting Your Shares - How can stockholders submit a proposal for inclusion in our proxy statement for the 2014 annual meeting? ” above. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the NCG committee. The NCG committee's policy is to consider properly submitted stockholder nominations. In evaluating all director nominations, the NCG committee seeks to balance an individual's knowledge, experience and capabilities and compliance with the membership criteria set forth below under “Director Qualifications.”
Director Qualifications. Our corporate governance guidelines apply membership criteria to nominees recommended by the NCG committee for a position on our board of directors. These include judgment, diversity, skills, background and experience in light of the board of directors' present composition and the current challenges and needs of the board of directors and its committees. The NCG committee also takes into account the independence, financial literacy and financial expertise standards required under our corporate governance guidelines and committees' charters and applicable laws and regulations, and the ability of the candidate, in light of the candidate's present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders. While we take into account diversity of background and experience, we do not have a formal policy that requires nominees to meet specific criteria.
Identifying and Evaluating Nominees for Directors. The NCG committee utilizes a variety of methods to identify and evaluate director nominees. The NCG committee plans to assess the appropriate size of the board of directors from time to time and whether any vacancies are expected. In the event that vacancies are anticipated or otherwise arise, the NCG committee decides whether to fill such vacancies and, if so, considers various potential candidates. Candidates may come to the attention of the NCG committee through current board of director members, professional search firms engaged by the NCG committee, stockholders or others. These candidates may be evaluated at meetings of the NCG committee and may be considered at any point during the year.

INFORMATION REGARDING COMPENSATION OF DIRECTORS
AND EXECUTIVE OFFICERS

Director Compensation
We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. More specifically, our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as compensate our directors for their time and effort. Further, we believe it is important to align the long-term interests of our non-employee directors with those of the Company and its stockholders and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment.
Our non-employee directors receive an annual cash retainer for board and committee service in addition to equity compensation, as set forth in further detail in the table below.

Position		Annual Cash Retainer ($) (1)	Annual Equity Compensation (2)
Board of Directors Membership		$50,000	Stock options with a Black-Scholes value of $75,000 RSUs with a value of $75,000
Executive Chairman of the Board		150,000	None
Audit Committee	Chair	15,000	None
	Member	5,000	None
Compensation Committee	Chair	10,000	None
	Member	2,500	None
Nominating and Corporate Governance Committee	Chair	None	None
	Member	None	None

(1)	The annual cash retainers are payable in quarterly installments.
(2)
Except as otherwise stated, each option and RSU vests on the one-year anniversary of the annual meeting of stockholders immediately preceding such grant, provided such non-employee director continues to be a service provider to the Company on such date.

The table below shows the compensation received by each of our non-employee directors during the fiscal year ended July 31, 2013. Our directors do not receive fringe or other benefits. Neither Mr. Ryu nor Mr. Branson receives any additional compensation for their service as a director.
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
John Cavoores (2)	35,447	75,014	74,997	185,458
Craig Conway (3)	159,407	75,014	74,997	309,418
Neal Dempsey (4)	60,000	75,014	74,997	210,011
Guy Dubois (5)	46,629	93,751	93,733	234,113
Steven M. Krausz (6)	55,000	75,014	74,997	205,011
Craig Ramsey (7)	52,500	75,014	74,997	202,511
Clifton Thomas Weatherford (8)	65,000	75,014	74,997	215,011

(1)
The amounts shown reflect the grant date fair value of RSUs and stock options granted, respectively, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2013. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 6 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 regarding assumptions underlying valuation of equity awards.

(2)	As of July 31, 2013, Mr. Cavoores held an option to purchase 5,936 shares of common stock and 2,584 unvested RSUs.
(3)	As of July 31, 2013, Mr. Conway held options to purchase 8,839 shares of common stock and 220,397 unvested RSUs.
(4)	As of July 31, 2013, Mr. Dempsey held options to purchase 8,839 shares of common stock and 2,584 unvested RSUs.
(5)	As of July 31, 2013, Mr. Dubois held an option to purchase 5,936 shares of common stock and 2,584 unvested RSUs.
(6)	As of July 31, 2013, Mr. Krausz held options to purchase 8,839 shares of common stock and 2,584 unvested RSUs.
(7)	As of July 31, 2013, Mr. Ramsey held options to purchase 8,839 shares of common stock and 2,584 unvested RSUs.
(8)	As of July 31, 2013, Mr. Weatherford held options to purchase 8,839 shares of common stock and 35,584 unvested RSUs.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2013, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Compensation Committee Report
The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis and, based on such review and discussions, the compensation committee recommended to our board of directors that this Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Neal Dempsey, Chair
Craig Conway
Guy Dubois
Craig Ramsey
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	Marcus S. Ryu, our President and Chief Executive Officer (our “CEO”);

•	Karen Blasing, our Chief Financial Officer (our “CFO”);

•	Priscilla Hung, our Senior Vice President, Operations and Corporate Development;

•	Jeremy Henrickson, our Vice President, Product Development; and

•	Alexander C. Naddaff, our Vice President, Professional Services.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.”
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why the compensation committee of our board of directors (the "Committee") arrived at the specific compensation policies and decisions involving our executive officers during fiscal year 2013.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.
Executive Compensation Philosophy and Objectives
We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To succeed in this environment, we need to attract a highly talented and seasoned team of technical, sales, marketing, operations and other business professionals.
We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers compensation and benefit packages that are fair and reasonable, competitive within our market, focused on long-term value creation, and reward the achievement of our strategic, financial and operational objectives.
Accordingly, we have oriented our executive compensation program to observe the following basic principles and objectives:

•
provide total compensation opportunities that enable us to recruit and retain executive officers with the experience and skills to manage the growth of the Company and lead us to the next stage of development;

•	provide total compensation opportunities that are affordable and consistent with our business goals;

•	provide cash compensation that is market-based and, in the case of cash-based incentives, establishes a direct and meaningful link between business results, individual performance and rewards;

•
provide equity-based compensation that enables our executive officers to share in the Company’s financial results and that establish a clear alignment between their interests and the interests of our stockholders;

•	provide a core level of welfare and other benefits; and

•	maintain compensation policies and practices that reinforce a culture of ownership, excellence and responsiveness.
Compensation Program Design
To date, the compensation of our executive officers, including the Named Executive Officers, has typically consisted of base salary, a cash bonus opportunity and equity compensation in the form of stock options and restricted stock unit awards. Of these components, only base salary is fixed while the other components are variable based on the performance of both the Company and the individual executive officer, measured against specific objectives that are determined in advance.
The key component of our executive compensation program has been equity awards in the form of stock options to purchase shares of our common stock and restricted stock unit awards. Prior to becoming a public company, we emphasized the use of equity to incent our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. As a public company, we continue to use stock options and restricted stock units, and may also use other types of equity-based awards as we deem appropriate, to offer our employees, including our executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders.
We also have offered cash compensation in the form of base salaries to reward individual contributions and compensate our executive officers for their day-to-day responsibilities and annual cash bonuses to drive and incentivize our executive officers to achieve our short-term strategic and operational objectives.
We evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we review executive compensation annually. As part of this review process, we apply our values and the objectives outlined above, while also considering whether our proposed compensation ensures that we remain competitive for talent, that we meet our retention objectives and that our cost of replacement for a key employee is reasonable.
Compensation-Setting Process
Role of the Compensation Committee
The Committee is responsible for overseeing our executive compensation program and for determining the compensation of our executive officers, including the Named Executive Officers. In addition, the Committee provides strategic direction to management regarding the overall corporate compensation philosophy. The Committee operates pursuant to a written charter that has been approved by our board of directors.
Typically, in the first fiscal quarter of each fiscal year, the Committee reviews the compensation of our executive officers, decides whether to recommend any adjustments to their base salaries, designs an executive bonus plan, including the corporate and individual performance measures and objectives to be used for purposes of determining their annual cash bonuses for the current fiscal year, and determines whether to recommend any equity awards. In addition, at that time, the Committee evaluates the performance of the Company, as well as the individual performance of each executive officer, to determine whether to recommend cash bonuses for the previous fiscal year and, if so, the amount of any such bonuses. These recommendations are then submitted to our board of directors, which determines whether to approve the recommendations.
In determining executive compensation for fiscal year 2013, the Committee reviewed and considered various market data presented by its executive compensation advisor, as well as our overall financial plan. The Committee did not engage in any benchmarking or targeting of any specific levels of pay. Instead, market data was used primarily as a reference point and one factor among others in the decision-making process.
Role of Senior Management
Typically, the Committee seeks the input of our CEO when discussing the performance of and compensation for our other executive officers, including the other Named Executive Officers. In this regard, our CEO reviews the performance of the other executive officers, including the other Named Executive Officers, annually and presents to the Committee his conclusions and other input as to their compensation, including base salary adjustments, cash bonus payouts, and equity awards. The Committee uses this input as one factor in its deliberations to formulate recommendations with respect to the compensation of our executive officers for submission to our board of directors.
While our CEO typically attends meetings of the Committee, the Committee meets outside the presence of our CEO when discussing his compensation. Decisions with respect to our CEO’s compensation are made by the independent members of our board of directors, based on the recommendations of the Committee.
The Committee also works with our CFO and Human Resources Department in evaluating the financial, accounting, tax and retention implications of our executive compensation plans and arrangements.
Role of Compensation Consultant
The Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the oversight of our executive compensation program. During fiscal year 2013, the Committee engaged Compensia to provide it with information, recommendations, and other advice relating to executive compensation on an ongoing basis. However, at the end of July, 2013, the Committee engaged the services of Radford to provide ongoing advice. Accordingly, Radford will serve as the compensation advisor to the Committee going forward.
In fiscal year 2013, Compensia performed the following projects for the Committee:

•	a review of our Company’s general compensation principles for fiscal year 2013; and

•
an assessment of our executive officers’ total compensation, as well as each individual compensation component, including an analysis of cash compensation and equity compensation as compared to comparable companies.

Compensia served at the discretion of the Committee. Neither Compensia nor Radford provided any non-compensation-related services to the Company during fiscal year 2013.
Executive Compensation Program Elements
The following describes each element of our executive compensation program, the rationale for each and how compensation amounts and awards are determined.
Base Salary
We provide our executive officers, including the Named Executive Officers, with base salaries to compensate them for their day-to-day responsibilities. Generally, the initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience and prior salary level.
Thereafter, the Committee reviews and recommends adjustments, as necessary or appropriate, to the base salaries of our executive officers to our board of directors on an annual basis. In making its recommendations, the Committee exercises its judgment and discretion and considers several factors, including our Company’s overall financial and operational results for the prior fiscal year, the performance and ranking of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within our Company, his or her individual experience and skills, the officer’s compensation as compared to similarly situated executives at comparable companies, and the input of our CEO.
In August 2012, the Committee reviewed the base salaries of our executive officers, including the Named Executive Officers, and made recommendations to our board of directors to adjust the base salaries for each of our Named Executive Officers in view of their performance during fiscal year 2012. Subsequently, our board of directors approved increases to their annual base salaries as follows: in the case of Mr. Ryu, from $300,000 to $350,000; in the case of Ms. Blasing, from $250,000 to $265,000; in the case of Ms. Hung, from $215,000 to $235,000; in the case of Mr. Henrickson, from $225,656 to $239,656; and in the case of Mr. Naddaff, from $215,000 to $220,000. In making these increases, our board of directors exercised its judgment and discretion and considered the factors described in the preceding paragraph.
The base salaries paid to the Named Executive Officers during fiscal year 2013 are set forth in the Summary Compensation Table below.
Senior Executive Incentive Bonus Plan
Our Senior Executive Incentive Bonus Plan (the “Bonus Plan”) applies to certain key executives, including the Named Executive Officers, as selected by the Committee. The Bonus Plan provides for bonus payments based upon the attainment of performance targets established by the Committee and related to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), which would include the achievement of specified financial or operational metrics or objectives.
Any bonuses paid under the Bonus Plan are based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus formulas are adopted in each performance period by the Committee and communicated to each executive officer. No bonuses shall be paid under the Bonus Plan unless and until the Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, we can adjust or pay bonuses under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to executive officers under the Bonus Plan based upon such other terms and conditions as the Committee may in its discretion determine.
Each executive officer has a targeted bonus opportunity set for each performance period. The Performance Goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the Committee determines. If the Performance Goals are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and the Company, an executive officer must be employed by the Company on the bonus payment date in order to be eligible to receive a bonus payment.
Target Bonus Opportunities
During fiscal year 2013, the target bonus opportunities for our executive officers, including the Named Executive Officers, were established as a fixed dollar amount. The target bonus opportunities for the Named Executive Officers were as follows:

Named Executive Officer	Fiscal 2013 Base Salary ($)	Target Cash Bonus Opportunity ($)
Marcus S. Ryu	350,000	300,000
Karen Blasing	265,000	95,000
Priscilla Hung	235,000	75,000
Jeremy Henrickson	239,656	60,000
Alexander C. Naddaff	220,000	105,000
In setting these target bonus opportunities, the Committee exercised its judgment and discretion and considered several factors, including our Company’s overall financial and operational results for the prior fiscal year, the performance and ranking of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within our Company, his or her individual experience and skills, the Committee’s sense of competitive market practices for annual bonuses and the recommendations of our CEO.
One-half of each executive officer’s bonus was based on our Company’s performance during fiscal year 2013 as measured against the corporate financial and operational metrics described below (the "Company Performance Factor"), and one-half was based on an assessment of his or her individual performance during fiscal year 2013 as evaluated by our CEO as described below (the "Individual Performance Factor"). Our board of directors determined these allocations to be appropriate because they linked each executive officer’s potential bonus opportunity to corporate performance, thereby motivating him or her to focus his or her efforts on successfully executing our annual operating plan, while also providing a significant financial incentive to accomplish individual objectives critical to our long-term growth and development. The formula for the bonus calculation was as follows:

Target Cash Bonus Opportunity x
Company Performance Factor x Individual Performance Factor
Company Performance Factor
In fiscal year 2013, the bonuses of our executive officers, including the Named Executive Officers, were based, in part, on the performance of our Company during fiscal year 2013 as measured against the following pre-established corporate financial and operational metrics, which the board of directors deemed to be critical to enhancing stockholder value:

•	Net Annual Recurring Revenue, which generally means license and maintenance revenue;

•	Key Customer Wins, which generally means winning customers in key segments;

•	Guidewire Live Customer Wins, which generally means winning customers in key segments; and

•	Non-GAAP Operating Income, which generally means our operating income less the effect of any stock-based compensation expense and intellectual property and special legal costs.
The target level for each of the metrics comprising the Company Performance Factor (as well as the threshold and maximum payout levels) and the weighting of each metric were set by the board of directors at levels which reflected expected growth over prior year and desired achievement in key strategic areas. In the case of both the Net Annual Recurring Revenue metric and Non-GAAP Operating Income metric, if our Company's actual achievement was less than the threshold amount, the performance factor for the metric was zero. Achievement between the threshold amount and the metric cap resulted in a performance factor between 0% and 150%, with 100% being paid out at target. Amounts over the metric cap resulted in a performance factor of 150%.
In the case of Key Customer Wins and Guidewire Live Customer Wins, points were awarded based on achievement of certain goals enumerated at the beginning of the year. For instance, in the case of Key Customer Wins, contracting with customers of a certain size or in a certain geographic area during the course of the year resulted in points. For Guidewire Live Customer Wins, points could be awarded for contracting with customers for paid applications on the Live platform. The determination to award such points in any given situation was made by the CEO.
For purposes of calculating fiscal year 2013 bonuses, the Company Performance Factor was the sum of the performance factor for each of the four metrics described above, with each metric given a relative weight based on importance, as pre-determined by the board of directors.
Individual Performance Factor
The bonuses of our executive officers, including the Named Executive Officers, for fiscal year 2013 were based, in part, on their individual performance during fiscal year 2013 as determined by our CEO, in his sole discretion, and expressed as a percentage between 0% and 150%.
Fiscal 2013 Bonus Decisions
After the conclusion of the fiscal year, the Committee evaluated our financial and operational performance for fiscal year 2013 and determined that we had achieved a Company Performance Factor of 104%, which was the sum of our actual performance against the Net Annual Recurring Revenue metric, against the Key Customer Wins metric, against the Guidewire Live Customer Wins metric, and against the Non-GAAP Operating Income metric.
In addition, our CEO evaluated the individual performance of our executive officers, including the other Named Executive Officers, and recommended to the Committee an Individual Performance Factor for each executive officer. After reviewing these recommendations, the Committee approved the Individual Performance Factors for each executive officer. Based on the Committee’s recommendations, our board of directors approved cash bonuses for the Named Executive Officers as follows:

Named Executive Officer	Target Cash Bonus Opportunity ($)	Company Performance Factor (%)	Individual Performance Factor (%)	Cash Bonus ($)
Marcus S. Ryu	300,000	104	100	312,000
Karen Blasing	95,000	104	100	98,800
Priscilla Hung	75,000	104	100	78,000
Jeremy Henrickson	60,000	104	100	62,400
Alexander C. Naddaff	105,000	104	100	109,200
These bonuses to the Named Executive Officers for fiscal year 2013 were paid in fiscal year 2014, in accordance with normal Company practice.
Equity Compensation
We use equity awards to incentivize and reward our executive officers, including the Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with those of our stockholders.
To date, we have used stock options and RSUs as our principal equity award vehicles. We believe that stock options provide a strong reward for growth in the market price of our common stock as the entire value of stock options depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with the Company as they require continued employment through the vesting period. We also believe that RSUs provide a strong retention incentive for our executive officers, provide a moderate reward for growth in the market price of our common stock, and, because they use fewer shares than stock options, are less dilutive to our stockholders. Consistent with our compensation objectives, we believe this approach aligns our executive officers’ efforts and contributions with our long-term interests and allows them to participate in any future appreciation in value of our common stock. We also believe that stock options and RSUs serve as effective retention tools due to vesting requirements that are based on continued service with the Company.
Typically, the size and form of the initial equity awards for our executive officers have been established through arm’s-length negotiation at the time the individual executive officer was hired. In formulating these awards, our board of directors has considered, among other things, the prospective role and responsibility of the executive officer, the amount of equity-based compensation held by the executive officer at his or her former employer, the cash compensation received by the executive officer, the Committee’s sense of the competitive market for similar positions, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
Thereafter, the Committee has reviewed the equity holdings of our executive officers annually and periodically recommended to our board of directors the grant of equity awards in the form of stock options and/or RSU awards to our executive officers to ensure that their overall equity position was consistent with our compensation objectives. The Committee has not applied a rigid formula in determining the size of these equity awards. In conducting this review and making award recommendations in fiscal year 2013, the Committee exercised its judgment and discretion and considered several factors, including our overall financial and operational results for the prior fiscal year, the performance and ranking of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within the Company, his or her individual experience and skills, the amount of equity-based compensation already held by the executive officer (and the amount that was vested and unvested), the Committee’s sense of competitive market practices for equity compensation, and, if applicable, the recommendations of our CEO.
In September 2012, our board of directors approved stock option and RSU awards to certain of our executive officers, including certain of the Named Executive Officers, in recognition of their contributions to the Company during fiscal year 2012 and to achieve our retention objectives. In determining the amount of each executive officer’s award, the Committee took into consideration the factors described above, as well as internal equity. Historically, the equity awards to our executive officers were primarily subject to time-based vesting and were earned based upon the executive’s continued service with us. In fiscal year 2013, however, the Committee determined to grant performance-based RSUs to our Named Executive Officers. The performance-based vesting was tied to the achievement of our fiscal 2013 budget targets for revenue of $300 million and non-GAAP operating income of $24.7 million. If these performance targets were not attained, then none of the RSUs would vest. If these performance targets were attained, then the RSUs would time vest over four years from the date of grant. Accordingly, in September 2012, Messrs. Ryu, Henrickson and Naddaff and Mses. Blasing and Hung were granted stock options to purchase 105,000, 24,000, 18,000, 18,000 and 30,000 shares of our common stock, respectively, and Messrs, Ryu, Henrickson and Naddaff and Mses. Blasing and Hung were granted performance-based RSU awards covering 30,000, 16,000, 12,000, 12,000 and 20,000 shares of our common stock, respectively.
The equity awards granted to the Named Executive Officers during fiscal year 2013 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.
Compensation Mix
In determining the amount of base salary, cash bonuses and equity compensation awarded to each Named Executive Officer, the Committee does not apply any rigorous percentage of any one element in relation to the overall compensation package. Rather, the Committee looks at the overall compensation package and the relative amount of each element on an individual basis for each Named Executive Officer to determine whether such amounts and mix of components further the basic principles and objectives of our overall compensation program.
Welfare and Other Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, employees may elect to defer their current compensation by up to the statutory limit ($17,500 in calendar year 2013) and contribute to the plan. We currently match any contributions made to the plan by our employees, including executive officers, up to a maximum of $2,000 per participant. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, as amended (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other employee welfare and benefit programs to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.
We design our employee welfare and benefit programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee welfare and benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
We do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.
Executive Agreements and Termination of Employment Arrangements
We initially entered into offer letters with each of the Named Executive Officers in connection with his or her employment with the Company, and replaced the offer letters with certain of our Named Executive Officers with executive agreements, including Mr. Ryu and Ms. Blasing in connection with our initial public offering and Ms. Hung in connection with her promotion to Senior Vice President. These executive agreements provide for an initial employment term of three years followed by subsequent one-year renewal periods. In addition, each agreement sets forth the terms and conditions of employment of each of Mr. Ryu and Mses. Blasing and Hung, including base salary, target annual bonus opportunity and standard employee benefit plan participation. These agreements also contain provisions that provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment following a change in control of the Company.

For a summary of the material terms and conditions of the post-employment compensation terms applicable to our Named Executive Officers, see “Post-Employment Compensation” below.
Other Compensation Policies
Stock Ownership Guidelines
Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the Named Executive Officers.
Compensation Recovery Policy
Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Derivatives Trading and Hedging Policy
Our Named Executive Officers, employees, and directors are subject to our insider trading policy. Under this policy all of our executive officers, employees, and directors are prohibited from engaging in transactions in publicly-traded options and other derivative securities with respect to our securities, including any hedging or similar transactions.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. On the other hand, compensation income realized upon the vesting of a restricted stock or RSU award generally will not be deductible unless the award qualifies as “performance-based compensation.”
In approving the amount and form of compensation for our executive officers, the Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code. Accordingly, the Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718") for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards, and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other stock-based award.
Summary Compensation Table - 2013
The following table summarizes and explains the compensation that we paid to, or that was earned by, each of the Named Executive Officers during our fiscal year ended July 31, 2013 and with respect to Mr. Ryu and Ms. Blasing, each of whom was a Named Executive Officer in 2012 and 2011, their compensation received for each of the fiscal years ended July 31, 2012 and 2011.

Name and Principal Position	Year	Base Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Marcus S. Ryu (3)	2013	337,500	967,500	1,463,052	199,500	2,449	2,970,001
President and Chief Executive Officer	2012	300,000	—	763,880	199,500	2,462	1,265,842
	2011	234,615	6,036,736	519,612	106,333	1,401	6,898,697
Karen Blasing (4)	2013	261,250	387,000	250,811	113,050	2,562	1,014,673
Chief Financial Officer	2012	250,000	—	—	113,050	2,595	365,645
	2011	250,000	187,500	86,597	98,600	1,166	623,863
Priscilla Hung (5)	2013	230,001	645,000	418,016	83,125	2,398	1,378,540
Senior Vice President, Operations and Corporate Development
Jeremy Henrickson (6)	2013	236,157	516,000	334,414	61,513	2,410	1,150,494
Vice President, Product Development
Alexander C. Naddaff (7)	2013	218,750	387,000	250,811	131,338	4,383	992,282
Vice President, Professional Services

(1)
The amounts shown reflect the grant date fair value of RSUs and stock options granted, respectively, determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officers during the fiscal years presented. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 6 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2013, regarding assumptions underlying valuation of equity awards for 2013 and 2012. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal 2013 Year End” table.

(2)
The amounts reported in the “All Other Compensation” column consist of life insurance premiums and 401(k) matching contributions paid by the Company on behalf of each Named Executive Officer. Fiscal 2013 amounts are comprised of $2,000 of 401(k) matching and $449 of life insurance premiums for Mr. Ryu; $2,125 of 401(k) matching and $437 of life insurance premiums for Ms. Blasing; $2,000 of 401(k) matching and $398 of life insurance premiums for Ms. Hung; $2,000 of 401(k) matching and $410 of life insurance premiums for Mr. Henrickson; and $4,000 of 401(k) matching and $383 of life insurance premiums for Mr. Naddaff.

(3)	Effective November 1, 2012, Mr. Ryu's base salary and target bonus increased to $350,000 and $300,000, respectively.
(4)	Effective November 1, 2012, Ms. Blasing's base salary increased to $265,000 from $250,000.
(5)	Effective November 1, 2012, Ms. Hung's base salary increased to $235,000 from $215,000.
(6)	Effective November 1, 2012, Mr. Henrickson's base salary increased to $239,656 from $225,656.
(7)	Effective November 1, 2012, Mr. Naddaff's base salary increased to $220,000 from $215,000.

Grants of Plan-Based Awards - 2013
The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the year ended July 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marcus S. Ryu
Annual Bonus Opportunity	—	—	300,000	450,000	—	—	—	—	—	—
RSUs	9/5/2012	—	—	—	—	30,000	30,000	—	—	967,500
Incentive Stock Option	9/5/2012	—	—	—	—	—	—	15,500	32.25	499,875
Non-Qualified Stock Option	9/5/2012	—	—	—	—	—	—	89,500	32.25	2,886,375
Karen Blasing
Annual Bonus Opportunity	—	—	95,000	142,500	—	—	—	—	—	—
RSUs	9/5/2012	—	—	—	—	12,000	12,000	—	—	387,000
Incentive Stock Option	9/5/2012	—	—	—	—	—	—	13,525	32.25	436,181
Non-Qualified Stock Option	9/5/2012	—	—	—	—	—	—	4,475	32.25	144,319
Priscilla Hung
Annual Bonus Opportunity	—	—	75,000	112,500	—	—	—	—	—	—
RSUs	9/5/2012	—	—	—	—	20,000	20,000	—	—	645,000
Incentive Stock Option	9/5/2012	—	—	—	—	—	—	14,275	32.25	460,369
Non-Qualified Stock Option	9/5/2012	—	—	—	—	—	—	15,725	32.25	507,131
Jeremy Henrickson
Annual Bonus Opportunity	—	—	60,000	90,000	—	—	—	—	—	—
RSUs	9/5/2012	—	—	—	—	16,000	16,000	—	—	516,000
Incentive Stock Option	9/5/2012	—	—	—	—	—	—	13,900	32.25	448,275
Non-Qualified Stock Option	9/5/2012	—	—	—	—	—	—	10,100	32.25	325,725
Alexander C. Naddaff
Annual Bonus Opportunity	—	—	105,000	157,500	—	—	—	—	—	—
RSUs	9/5/2012	—	—	—	—	12,000	12,000	—	—	387,000
Incentive Stock Option	9/5/2012	—	—	—	—	—	—	13,525	32.25	436,181
Non-Qualified Stock Option	9/5/2012	—	—	—	—	—	—	4,475	32.25	144,319

(1)	Each grant was approved by our board of directors on the grant date indicated.
(2)
The amounts shown represent the target and maximum amount of potential cash bonus plan awards provided for under the Bonus Plan. The target amounts are pre-established as a fixed dollar amount and the maximum amounts represent the greatest payout that could have been made if the pre-established performance level was met or exceeded.

(3)
Represents awards of RSUs with performance-based vesting granted under our 2011 Stock Plan. RSUs vest quarterly over four years from the vesting commencement date of September 15, 2012 assuming the attainment of performance conditions, which were attained. The performance conditions required achievement of fiscal 2013 revenue of $300 million and fiscal 2013 non-GAAP operating income of $24.7 million.

(4)	Stock options granted under the 2011 Stock Plan have a 10 year term and vest monthly over four years, subject to the officer's continued employment.
Outstanding Equity Awards at Fiscal 2013 Year End
The following table provides information regarding outstanding equity awards, including stock options and RSUs, and applicable market values at the end of fiscal year 2013. Any unvested awards are subject to continued service to the Company through each such vesting date, unless otherwise stated.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR END

			Option Awards				Stock Awards
							Time-Based		Performance-Based
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#) (8)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
Marcus S. Ryu President and Chief Executive Officer	8/16/2007	(1)	200,000	—	2.74	8/16/2017	—	—	—	—
	12/21/2009	(2)	160,000	—	3.92	12/21/2019	—	—	—	—
	7/21/2011	(2)	150,000	—	7.50	7/21/2021	—	—	—	—
	9/14/2011	(3)	200,000	—	8.65	9/14/2021	—	—	—	—
	9/5/2012	(2)	21,874	83,126	32.25	9/5/2022	—	—	—	—
	12/8/2010	(4)	—	—	—	—	93,750	4,102,500	—	—
	3/9/2011	(5)	—	—	—	—	—	—	384,477	16,824,714
	9/5/2012	(6)	—	—	—	—	—	—	30,000	1,312,800
Karen Blasing Chief Financial Officer	7/28/2009	(1)	39,488	—	3.73	7/28/2019	—	—	—	—
	7/21/2011	(2)	15,111	—	7.50	7/21/2021	—	—	—	—
	9/5/2012	(2)	3,749	14,251	32.25	9/5/2022	—	—	—	—
	7/21/2011	(7)	—	—	—	—	14,063	615,397	—	—
	9/5/2012	(6)	—	—	—	—	—	—	12,000	525,120
Priscilla Hung Senior Vice President, Operations and Corporate Development	12/2/2008	(1)	4,167	—	3.73	12/2/2018	—	—	—	—
	4/8/2010	(2)	20,483	—	4.50	4/8/2020	—	—	—	—
	7/21/2011	(2)	30,000	—	7.50	7/21/2021	—	—	—	—
	9/5/2012	(2)	6,249	23,751	32.25	9/5/2022	—	—	—	—
	12/8/2010	(4)	—	—	—	—	22,500	984,600	—	—
	3/9/2011	(5)	—	—	—	—	—	—	10,938	478,647
	7/21/2011	(7)	—	—	—	—	16,875	738,450	—	—
	9/5/2012	(6)	—	—	—	—	—	—	20,000	875,200
Jeremy Henrickson Vice President, Product Development	12/2/2008	(1)	35,074	—	3.73	12/2/2018	—	—	—	—
	7/21/2011	(2)	50,000	—	7.50	7/21/2021	—	—	—	—
	9/5/2012	(2)	4,999	19,001	32.25	9/5/2022	—	—	—	—
	12/8/2010	(4)	—	—	—	—	22,500	984,600	—	—
	7/21/2011	(7)	—	—	—	—	16,875	738,450	—	—
	9/5/2012	(6)	—	—	—	—	—	—	16,000	700,160
Alexander C. Naddaff Vice President, Professional Services	1/5/2006	(1)	20,000	—	0.05	1/5/2016	—	—	—	—
	8/16/2007	(1)	75,000	—	2.74	8/16/2017	—	—	—	—
	12/2/2008	(1)	40,000	—	3.73	12/2/2018	—	—	—	—
	7/21/2011	(2)	50,000	—	7.50	7/21/2021	—	—	—	—
	9/5/2012	(2)	3,749	14,251	32.25	9/5/2022	—	—	—	—
	12/8/2010	(4)	—	—	—	—	35,625	1,558,950	—	—
	7/21/2011	(7)	—	—	—	—	28,125	1,230,750	—	—
	9/5/2012	(6)	—	—	—	—	—	—	12,000	525,120

(1)	The time-based vesting has been met and the option is fully-vested and exercisable.
(2)	Option vests over a period of four years in equal monthly installments commencing on the grant date.
(3)
50% of the option vests on September 14, 2013 and the remaining 50% vests in equal monthly installments over two years thereafter, subject to continued service as Chief Executive Officer of the Company through each such vesting date.

(4)	RSUs vest quarterly over four years from the vesting commencement date of December 15, 2010.
(5)	RSUs vest quarterly over four years from the vesting commencement date of March 15, 2011 assuming the attainment of performance conditions, which were attained.
(6)	RSUs vest quarterly over four years, assuming attainment of pre-defined financial results for fiscal year 2013, which were attained.
(7)	RSUs vest quarterly over four years from the vesting commencement date of September 15, 2012.
(8)	Options granted prior to 2012 contain an early exercise feature subject to the Company's right of repurchase.
(9)	The amounts shown are based on a price of $43.76 per share, which was the closing price of our common stock as reported on NYSE on July 31, 2013.
Option Exercises and Stock Vested at Fiscal Year End - 2013
The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during the fiscal year ended July 31, 2013, as well as information regarding stock awards that vested during the fiscal year.
Option Exercises and Stock Vested at Fiscal Year End - 2013

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Marcus S. Ryu	—	—	321,418	10,976,535
Karen Blasing	365,000	10,483,317	6,250	217,608
Priscilla Hung	102,500	3,281,580	28,750	1,001,002
Jeremy Henrickson	17,000	552,361	22,500	783,394
Alexander C. Naddaff	60,000	1,813,337	36,250	1,262,135

(1)
The value realized upon the exercise of stock options is calculated by (a) subtracting the option exercise price from the market value on the date of exercise to get the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying options exercised.

(2)	Represents shares of common stock released during fiscal 2013.
(3)	The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the prior day's closing price of common stock on the vest date.

Pension Benefits and Non-qualified Deferred Compensation
We do not provide a pension plan for our employees and none of our Named Executive Officers participated in a non-qualified deferred compensation plan during the year ended July 31, 2013.
Post-Employment Compensation
Except for payments or benefits equal to or less than those described in this section, we do not have any agreements or other arrangements with any of our executive officers, including the Named Executive Officers, providing for payments or benefits in the event of a termination of employment or in connection with a change in control of the Company.
Involuntary Termination of Employment
In the event that the employment of Mr. Ryu, Ms. Blasing or Ms. Hung is terminated without cause (as defined in the executive agreements), and subject to such officer delivering a fully effective release of claims, he or she will be entitled to cash severance equal to one times in the case of Mr. Ryu and 0.5 times in the case of Mses. Blasing and Hung, the sum of such officer's then current base salary and target annual incentive compensation, payable over 12 months in the case of Mr. Ryu and six months in the case of Mses. Blasing and Hung, plus a monthly payment equal to our contribution towards health insurance for 12 months in the case of Mr. Ryu and six months in the case of Mses. Blasing and Hung.
Involuntary Termination of Employment in Connection with a Change in Control
In the event that the employment of Mr. Ryu, Ms. Blasing or Ms. Hung is terminated without cause or for good reason (as defined in the executive agreements) in the two month period prior to or 18 month period after, in the case of Mr. Ryu, and 12 month period after, in the case of Mses. Blasing and Hung, a change in control, then in lieu of the severance described above, and subject to such officer delivering a fully effective release of claims, he or she will be entitled to cash severance equal to 1.5 times in the case of Mr. Ryu and one times in the case of Mses. Blasing and Hung, the sum of the officer's then current base salary and target annual incentive compensation, payable in a single lump sum, plus a monthly payment equal to our contribution towards health insurance for 18 months in the case of Mr. Ryu and 12 months in the case of Mses. Blasing and Hung. In addition, all stock options, RSUs and other stock based awards held by Mr. Ryu, the stock option granted to Ms. Blasing on July 28, 2009 (which have all vested as of July 1, 2013) and any stock options and

RSUs granted to Ms. Hung as of and prior to December 31, 2012 will immediately accelerate and become fully vested upon such termination, and all other stock options, RSUs and other stock based awards held by Mses. Blasing and Hung will be accelerated as if such executive had completed an additional 12 months of service with us.
The payments and benefits provided under the executive agreements in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Ryu, Ms. Blasing or Ms. Hung in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.
Potential Payments Upon Termination or Change in Control
The table below reflects, as applicable, cash severance, equity acceleration and continuation of health benefits payable to our Named Executive Officers in connection with (1) the termination of his or her employment relationship without cause or for “good reason” or in connection with an “involuntary termination,” as applicable, (2) upon a change in control of our Company and (3) in connection with a termination of employment described in (1) above following a change in control, and assuming, in each case, that the applicable triggering event(s) occurred on July 31, 2013. Neither Mr. Henrickson nor Mr. Naddaff are contractually entitled to any payments upon a termination or change in control of our Company. See section entitled “Post-Employment Compensation.”

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($) (1)		Change in Control ($)	Involuntary Termination in Connection with a Change in Control ($) (1)
Marcus S. Ryu	Cash Severance	650,000	(2)	—	975,000	(3)
	Equity Acceleration	—		—	33,602,307	(4)
	Health Benefits	35,251	(5)	—	52,877	(6)
	Total	685,251		—	34,630,184
Karen Blasing	Cash Severance	180,000	(7)	—	360,000	(8)
	Equity Acceleration	—		—	781,660	(9)
	Health Benefits	24,653	(10)	—	49,306	(5)
	Total	204,653		—	1,190,966
Priscilla Hung	Cash Severance	155,000	(7)	—	310,000	(8)
	Equity Acceleration	—		—	4,078,222	(11)
	Health Benefits	7,851	(10)	—	15,703	(5)
	Total	162,851		—	4,403,925

(1)	The closing price of our common stock as reported on the NYSE on July 31, 2013 was $43.76.
(2)	Represents 12 months continuation of Mr. Ryu's base salary and payment of 12 months of his target bonus opportunity.
(3)	Represents 1.5 times Mr. Ryu's base salary and target bonus opportunity.
(4)	Represents the value of the acceleration of 100% of Mr. Ryu's unvested RSUs and stock options.
(5)	Represents 12 months of payment of COBRA premiums.
(6)	Represents 18 months of payment of COBRA premiums.
(7)	Represents 6 months continuation of base salary and payment of 6 months of target bonus opportunity.
(8)	Represents one times base salary and target bonus opportunity.
(9)	Represents the value of the acceleration of the portion of Ms. Blasing's RSUs and options that would have vested if Ms. Blasing had provided an additional 12 months of service.
(10)	Represents 6 months of payment of COBRA premiums.
(11)
Represents the value of the acceleration of (i) 100% of Ms. Hung's unvested option awards and RSUs granted prior to December 31, 2012 and (ii) the portion of Ms. Hung's RSUs and options that would have vested if Ms. Hung had provided an additional 12 months of service.

Employee Stock Plans
Prior to becoming a public company, we maintained several equity compensation plans. In connection with our initial public offering, we discontinued using those equity compensation plans and adopted our 2011 Stock Plan (the “2011 Plan”). We now grant all stock options, RSUs and other equity awards under the 2011 Plan.
As of July 31, 2013, we had reserved 11,760,350 shares of our common stock for the issuance of awards under the 2011 Plan. The 2011 Plan provides that the number of shares reserved and available for issuance under the plan will increase each January 1, by up to 5% subject to board of director approval of the outstanding number of shares of our common stock on the immediately preceding December 31. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.
The shares we issue under the 2011 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards under the 2011 Plan or our prior stock plans that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) are added back to the shares of common stock available for issuance under the 2011 Plan.
The 2011 Plan is administered by the Committee. The Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Plan. Persons eligible to participate in the 2011 Plan will be those employees, non-employee directors and consultants as selected from time to time by the Committee in its discretion.
The 2011 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by the Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option will be fixed by the Committee and may not exceed ten years from the date of grant. The Committee will determine at what time or times each option may be exercised.
The Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant.
The Committee may award restricted shares of common stock and RSUs under the 2011 Plan subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The Committee may also grant shares of common stock that are free from any restrictions under the 2011 Plan. Unrestricted stock may be granted to participants in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.
The Committee may grant performance share awards to participants, which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as the Committee shall determine.
The Committee may grant cash-based awards under the 2011 Plan to participants, subject to the achievement of certain performance goals.
The Committee may grant awards of restricted stock, RSUs, performance shares or cash-based awards under the 2011 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Those awards would only vest or become payable upon the attainment of performance goals that are established by the Committee and related to one or more performance criteria. The performance criteria that would be used with respect to any such awards include: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of stock, sales or market shares, number of customers, number of new customers or customer references, operating income and net annual recurring revenue, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Stock options and stock appreciation rights with respect to no more than 2,500,000 shares of common stock may be granted to any individual grantee during any one calendar year period.
The 2011 Plan provides that upon the effectiveness of a “change in control” as defined in the 2011 Plan, all awards will be assumed or continued or substituted by the successor entity. If a successor entity does not assume, continue or substitute awards, then all such awards will accelerate and become fully vested and exercisable and will terminate prior to the effective time of the change in control and will terminate at the time of the change in control. In the event of such termination, such holders of options and stock appreciation rights will be given notice and an opportunity to exercise such awards. Alternatively, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the per share exercise price of the options or stock appreciation rights.
Our board of directors may amend or discontinue the 2011 Plan and the Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder's consent. Certain amendments to the 2011 Plan require the approval of our stockholders.
No awards may be granted under the 2011 Plan after the date that is 10 years from the effectiveness of the plan.
Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation and bylaws contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation provides that we indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Equity Compensation Plan Information
The following table summarizes information about common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of July 31, 2013.

	Number of Securities to be Issued upon Exercise of Outstanding Options(3), Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders (1)	3,763,228	$6.74	9,194,058	(2)

(1)	The number of shares available under our 2011 Stock Plan increases on January 1 of each year by up to 5% of the outstanding shares of common stock on the immediately preceding December 31.
(2)
Includes 1,037,153 shares that were issued pursuant to RSU awards that were canceled as net settlement for the tax liability related to RSU vesting. Under the terms of our 2011 Stock Plan these shares are available for issuance in future equity awards.

(3)	Excludes 4,027,601 shares subject to restricted stock units and performance stock units outstanding as of July 31, 2013 that were issued under the 2011 plan.

OWNERSHIP OF GUIDEWIRE SOFTWARE, INC. COMMON STOCK
The following table sets forth, as of the record date, the shares of our common stock beneficially owned by:
•Each person known by us to own beneficially more than 5% of our common stock;
•Each individual who served as a director or named executive officer during fiscal year 2013; and
•All directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. Shares of common stock subject to stock options that are currently exercisable or unexercisable, and RSUs that vest, within sixty days of the record date, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options and/or RSUs, but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based on 58,651,158 shares of common stock outstanding as of the record date. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name and Address (1)	Number of Shares of Common Stock	Percent of Class (%)
5% Stockholders:
FMR LLC (2)	5,465,189	9.3
T. Rowe Price Associates, Inc. (3)	4,000,496	6.8

Directors and Executive Officers:
Marcus S. Ryu (4)	1,318,632	2.2
Karen Blasing (5)	22,456	*
Priscilla Hung (6)	95,654	*
Jeremy Henrickson (7)	85,952	*
Alexander C. Naddaff (8)	36,021	*
Kenneth W. Branson (9)	1,206,532	2.0
John Cavoores (10)	11,420	*
Craig Conway (11)	80,923	*
Neal Dempsey (12)	89,470	*
Guy Dubois(10)	8,520	*
Steven M. Krausz (13)	21,636	*
Craig Ramsey (13)	345,472	*
Clifton Thomas Weatherford (14)	43,423	*
All directors and executive officers as a group (13 persons) (15)	3,366,111	5.6

*	Less than 1%.
(1)	Unless noted otherwise in the footnotes, all addresses are c/o Guidewire Software, Inc., 1001 E. Hillsdale Blvd., Suite 800, Foster City, CA 94404.
(2)
Based solely on information reported on a Schedule 13GA filed with the SEC on February 14, 2013, by FMR LLC and Edward C. Johnson 3d, consists of 5,465,189 shares beneficially held by FMR LLC and Mr. Johnson, 5,465,189 shares for which FMR LLC and Mr. Johnson possess sole dispositive power. Fidelity Management and Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 5,465,189 shares as a result of acting as investment adviser to various investment companies. The principal address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)
Based solely on information reported on a Schedule 13G filed with the SEC on February 13, 2013, by T. Rowe Price Associates, Inc., consists of 4,000,496 shares beneficially held by T. Rowe Price Associates Inc., 1,001,696 shares for which T. Rowe Price Associates, Inc. possess sole dispositive power. T. Rowe Price Associates, Inc. is the beneficial owner of 4,000,496 shares as a result of acting as investment adviser to various investment companies. The principal address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(4)
Includes 748,434 shares that may be acquired within 60 days of the record date through the exercise of stock options and 74,375 RSU shares that will be vested and released within 60 days of the record date.

(5)
Includes 17,959 shares that may be acquired within 60 days of the record date through the exercise of stock options and 3,062 RSU shares that will be vested and released within 60 days of the record date.

(6)
Includes 47,605 shares that may be acquired within 60 days of the record date through the exercise of stock options and 9,062 RSU shares that will be vested and released within 60 days of the record date.

(7)
Includes 69,181 shares that may be acquired within 60 days of the record date through the exercise of stock options and 7,250 RSU shares that will be vested and released within 60 days of the record date.

(8)
Includes 24,355 shares that may be acquired within 60 days of the record date through the exercise of stock options and 10,125 RSU shares that will be vested and released within 60 days of the record date.

(9)
Includes 520,000 shares that may be acquired within 60 days of the record date through the exercise of stock options. 90,000 shares are held by the Branson Family Foundation (the "Foundation"). Mr. Branson, in his capacity as a member of the board of directors and the Foundation's CFO and Secretary, shares voting and dispositive powers.

(10)
Includes 5,936 shares that may be acquired within 60 days of the record date through the exercise of stock options and 2,584 RSU shares that will be vested and released within 60 days of the record date.

(11)
Includes 8,839 shares that may be acquired within 60 days of the record date through the exercise of stock options and 28,209 RSU shares that will be vested and released within 60 days of the record date.

(12)
Includes 8,839 shares that may be acquired within 60 days of the record date through the exercise of stock options and 2,584 RSU shares that will be vested and released within 60 days of the record date. 78,047 shares are held by Dempsey 1996 Revocable Trust. Mr. Dempsey, in his capacity as co-trustee, shares voting and dispositive powers.

(13)
Includes 8,839 shares that may be acquired within 60 days of the record date through the exercise of stock options and 2,584 RSU shares that will be vested and released within 60 days of the record date.

(14)
Includes 8,839 shares that may be acquired within 60 days of the record date through the exercise of stock options and 7,584 RSU shares that will be vested and released within 60 days of the record date.

(15)
Includes 1,483,601 shares that may be acquired within 60 days of the record date through the exercise of stock options by the current directors and Named Executive Officers and 152,587 RSU shares that will be vested and released to the current directors and Named Executive Officers within 60 days of the record date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Our Executive Officers and Directors

Stock Option Awards
The grants of certain stock options and RSUs to our directors and executive officers and related equity compensation policies are described above in “Information Regarding Compensation of Directors and Executive Officers” and “Compensation Discussion and Analysis.”
Employment Agreements
We have entered into agreements containing compensation, termination and change of control provisions, among others, with certain of our executive officers as described in “Compensation Discussion and Analysis-Executive Agreements and Termination of Employment Arrangements.”
Indemnification of Officers and Directors
We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Our amended and restated certificate of incorporation and bylaws contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•Any breach of the director's duty of loyalty to us or our stockholders;
•Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•Any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

Policies and Procedures for Related Party Transactions
We have adopted a formal written policy that our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons' immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available to and deemed relevant by the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director's independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of the copies of such forms provided to us and written representations from our executive officers and directors with respect to our 2013 fiscal year, we believe that all Section 16(a) filing requirements during fiscal 2013 were complied with, with the following exception:

•	A Form 4 filing to be made on behalf of Marcus S. Ryu with respect to two additional transactions was made late on a Form 4 filed on January 29, 2013.

ADDITIONAL INFORMATION
Other Matters
We know of no other matters to be submitted at the 2013 annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS
/s/ Marcus S. Ryu
MARCUS S. RYU President and Chief Executive Officer
Dated: October 30, 2013

Guidewire®

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - John Cavoores*	☐	☐	02 - Guy Dubois*	☐	☐

*To elect two Class II nominees to the Company's Board of Directors to serve for three year terms until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

	For	Against	Abstain
2. To ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for its fiscal year ending July 31, 2014.	☐	☐	☐

B Authorized Signature(s) — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 7 4 5 6 6 2

01POXD

Stockholders who wish to view the Company's Proxy Statement
and Annual Report on Form 10-K on the Internet, including those stockholders who have elected to receive these materials electronically,
can view the 2013 Annual Meeting materials by directing their
Internet browser to http://ir.guidewire.com.

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Guidewire®

Proxy — GUIDEWIRE SOFTWARE, INC.

Notice of 2013 Annual Meeting of Stockholders — December 5, 2013

Proxy Solicited by Board of Directors for Annual Meeting

By signing this proxy, the undersigned revokes all prior proxies and authorizes Marcus S. Ryu, Karen Blasing and Winston King, or any of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Guidewire Software, Inc. to be held at the Courtyard by Marriott, 550 Shell Boulevard, Foster City, CA 94404 on December 5, 2013 at 1:30 p.m. PST or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)